Lease with Option to Purchase

This lease with Option to Purchase is made effective as of May 31, 2012, by and between American Realty Funds Corporation (“Landlord”), and _________________________________________ (“Tenant”). The parties agree as follows:

PREMISES:  Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant  _____________________________ located at (address) _________________________________________.

Contact Phone Number: _________________________.

TERM: The lease term will begin on the _______ day of _____________, 20        and will terminate on the _______ day of ________________, 20        . If the Purchaser fails to exercise the option by such time, the option will automatically terminate and the Seller will be entitled to retain the non-refundable consideration stated below.

LEASE PAYMENTS: Tenant shall pay to Landlord monthly installments of $__________.00 per month, payable in advance on the first day of each month, for a total lease payment of $_____________.00. Lease payments shall be made to the Landlord by mail at: The Diversified Group PO Box 5686, Saginaw, MI 48603.

DEPOSIT AMOUNT:  At the time of signing this Lease, Tenant shall pay to Landlord, in trust a deposit of   $_____________________.00.

The deposit shall be applied as follows:

Security Deposit: $_______________.00 to be held and disbursed for Tenant damages to the Premises or other defaults under this Agreement (if any) as provided by law.

Non-refundable Option Considerations: $_______________.00.

POSSESSIONS: Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing. At the expiration of the term, Tenant shall remove all its goods and effects and peaceably yield up the Premises to Landlord in as good condition as when delivered to Tenant, ordinary wear and tear accepted.

USE OF PREMISES/ABSENCES: Tenant shall occupy and use the Premises as a dwelling unit. Tenant shall notify the Landlord of any anticipated extended absence from the Premises not later than the first day of extended absence.

PETS: Small pets allowed, up 50 pounds, with additional deposit.

PROPERTY INSURANCE: Landlord and Tenant shall each be responsible to maintain appropriate insurance for their respective interests in the Premises and property located on the Premises.

MAINTAINCE: Tenant shall have the responsibility to maintain the Premises in good repair at all times and perform all repairs necessary to satisfy all safety requirements.

UTILITIES AND SERVICES: Tenant shall be responsible for all utilities and services in connection with the Premises.

TAXES: Landlord shall pay all real estate taxes which may be levied against the Premises.

DESTRUCTION OR CONDEMNATION OF PREMISEES: If the Premises are damaged or destroyed by fire or other casualty to the extent that enjoyment of the dwelling unit is substantially impaired, Landlord, in its sole discretion may elect to repair the Premises or terminate the Lease upon thirty (30) days’ written notice to Tenant. If the Premises are condemned or cannot be repaired, this Lease will terminate upon twenty (20) days’ written notice to Tenant.

HABITANILITY: Tenant has inspected the Premises and fixtures (or has had the Premises inspected on behalf of Tenant), and acknowledges that the Premises are in a reasonable and acceptable condition of habitability for their intended use, and the agreed lease payments are fair and reasonable. If the condition changes so, in Tenant’s Opinion, the habitability and rental values of the Premises are adversely affected, Tenant shall promptly provide reasonable notice to Landlord.

DEFAULTS: Tenant shall be in default of this Lease if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provision of law to the contrary, if Tenant fails to cure any financial obligation within 5 days (or any other obligation within 10 days) after written notice of such default is provided by Landlord to Tenant, Landlord may elect to cure such defaults and the cost of such action be added to Tenant’s financial obligations under this Lease.

LATE PAYMENTS: For any payment that is not paid within five (5) days after its due date, Tenant shall pay a late fee of $50.00.

HOLDOVER: If Tenant maintains possession of the Premises for any period after the termination of this Lease (“Holdover Period”), Tenant shall pay to Landlord lease payment(s) during the Holdover Period at a rate equal to 150% of the most recent rate preceding the Holdover Period. Such holdover shall constitute a month-to-month extension of this Lease.

CUMULATIVE RIGHTS: The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

NON-SUFFICIENT FUNDS: Tenant shall be charged the maximum amount allowable under applicable law for each check that is returned to Landlord for lack of sufficient funds.

REMODELING OR STRUCTURAL IMPROVMENTS: Tenant shall have the obligation to conduct any construction or remodeling (at Tenant’s expense) that may be required to use the Premises as specified above. Tenant mat also construct such fixtures on the Premises (at Tenant’s expense) that appropriately facilitate its use for such purposes. Such construction shall be undertaken and such fixtures may be erected only with the prior written consent of Landlord, which shall not be unreasonably withheld. At the end of the lease term, Tenant shall be entitled to remove (or at the request of Landlord, shall remove) such fixtures, and shall restore the Premises to substantially the same condition of the Premises at the commencement of this Lease.

ACCESS BY LANDLORD TO PREMISES: Subject to Tenant’s consent (which shall not be unreasonably withheld), Landlord shall have the right to enter the Premises to make inspections, provide necessary services, or show the unit to prospective buyers, mortgagees, tenants or workers. However, Landlord does not assume any liability for the care or supervision of the Premises. As provided by law, in case of emergency, Landlord may enter the Premises without Tenant’s consent.

DANGEROUS MATERIALS: Tenant shall not keep or have on the Premises any article or thing of a dangerous, flammable, or explosive character that might substantially increase the danger of fire on Premises, or that might be considered hazardous by a responsible insurance company, unless the prior written consent of Landlord is obtained and proof of adequate insurance protection is provided by Tenant to Landlord.

MECHANICS LIENS: Neither Tenant nor anyone claiming through the Tenant shall have the right to file mechanics liens nor any other kind of lien on the Premises and the filing of this Lease constitute notice that such liens are invalid. Further, Tenant agrees to (1) give actual advance notice to any contractors, subcontractors or suppliers of goods, labor, or services that such liens will not be valid, and (2) take whatever additional steps necessary in order to keep the premises free of all liens resulting from construction done by or for the Tenant.

SUBORDINATION OF LEASE: This Lease is subordinate to any mortgage that now exists, or may be given later by Landlord, with respect to the Premises.

OPTION TO PURCHASE: Tenant upon satisfactory performance of this Lease, shall have the option to purchase the real property described herein for a purchase price of $________________.00, provided that the Tenant timely executes the option to purchase and is not in default of the Lease Agreement. Thereafter, each of the parties shall promptly execute any and all further instructions or other documents including a Sale Agreement which may be reasonably required for purchase of the real property. The Landlord shall credit towards the purchase price at closing the sum of $__________.00 from each monthly lease payment that the Tenant timely made.

NOTICE REQUIRED TO EXERCISE OPTION: To exercise the Option to Purchase, the Tenant must deliver to the Landlord, a written notice of Tenants intent to purchase. In addition, the written notice must specify a valid closing date. The closing date must occur before the original expiration date of the Lease Agreement.

OPTION CONSIDERATION: Non-refundable option consideration in the amount of $___________.00 paid by the Tenant as consideration for this “Option to Purchase Agreement” shall be credited to the purchase price at closing if the Tenant timely exercises the option to purchase. If the renter doesn’t exercise the option to purchase the Landlord shall forfeit the non-refundable option consideration.

EXCLUSIVITY OF OPTION: This “Option to Purchase Agreement” is exclusive and non-assignable and exists solely for the benefit of the named parties above. Should Tenant attempt to assign, convey, delegate, or transfer this option to purchase without the Landlords express written permission, any such attempt shall be deemed null and void.

CLOSING AND SETTLEMENT: Tenant agrees that closing costs in their entirety, including any points, fees, and other charges required by the third-party lender, shall be the sole responsibility of Tenant. The only expense related to the closing costs apportioned for which the Landlord shall be the pro-rated share of the property taxes due at the time of closing, for which Landlord is solely responsible.

FINANCING DISCLAIMER: THE PARTIES ACKNOWLEDGE THAT IT IS IMPOSSIBLE TO PREDICT THE AVAILABILITY OF OBTAINING FINANCING TOWARDS THE PURCHASE OF THIS PROPERTY. OBTAINING FINANCING SHALL NOT BE HELD A CONDITION OF PERFORMANCE OF THIS “OPTION TO PURCHASE

AGREEMENT”. THE PARTIES FURTHER AGREE THAT THIS “OPTION TO PURCHASE AGREEMENT” IS NOT ENTERED INTO IN RELIANCE UPON ANY REPRESENTATION OR WARRANTY MADE BY EITHER PARTY.

REMEDIES UPON DEFAULT: If Tenant defaults under this “Option to Purchase Agreement” or the Lease Agreement, then in addition to any other remedies available to Landlord at law or in equity, Landlord may terminate this Option to Purchase by giving written notice of the termination. If terminated, the Tenant shall lose entitlement to any refund of rent or option consideration. For this “Option to Purchase Agreement” to be enforceable and effective, the Tenant must comply with all terms and conditions of the Lease Agreement.

ACKNOWLEDGEMENTS: The parties are executing this “Option to Purchase Agreement” voluntarily and without any duress or undue influence. The parties have carefully read this “Option to Purchase Agreement” and have asked any questions needed to understand its terms, consequences and binding effects and fully understand them and have been given an executed copy.

ASSIGNABILITY/ SUBLETTING: Tenant may not assign or sublease any interest in the Premises, nor assign, mortgages or pledge this Lease, without the prior written consent of Landlord, which shall not be unreasonably withheld.

NOTICE: Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed to the party at the appropriate address set forth below. Such addresses may be changed from time to time by either party by providing notice as set forth below. Notices mailed in accordance with these provisions shall be deemed received on the third day after posting.

LANDLORD:	American Realty Funds Corporation PO Box 5686 Saginaw, MI 48603

TENANT:

GOVERNING LAW: This Lease shall be construed in accordance with the laws of the State of Michigan.

ENTIRE AGREEMENT/AMENDMENT: This Lease contains the entire agreement of the parties and there are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Lease. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

SEVERABILITY: If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER: The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Lease.

BINDING EFFECT: The provisions of this Lease shall be binding upon and inure to the benefit of both parties and their respective legal representatives, successors, and assigns.

Tenant	Print

Tenant

Landlord Acting for American Realty Funds Corporation	Print

Real Estate Lease Inspection Checklist

Tenant has inspected the Premises and states that the Premises are in satisfactory condition, free of defects, except as noted below:

	SATISFACTORY	COMMENTS
Bathrooms
Carpeting
Ceilings
Closets
Dishwasher
Disposal
Doors
Fireplace (Optional)
Lights
Locks
Refrigerator
Screens
Stove
Walls
Windows

Date

Tenant	Landlord